EXHIBIT 21.1

SUBSIDIARIES

COMPANY	STATE OF ORGANIZATION
TRB No. 1 Corp.	New York
TRB 69th Street Corp.	New York
TRB Lawrence Realty Corp.	New York
TRB Yonkers Corp.	New York
RIPCO-TRB Venture I LLC	New York
BRT Joint Venture No. 1 LLC	Delaware
TRB West 15th Street LLC	New York
TRB Fort Wayne LLC	Indiana
TRB Apopka LLC	Florida
TRB Miami Beach LLC	Florida
TRB West Palm Beach II LLC	Florida
TRB Daytona LLC	Florida
TRB Chelsea LLC	New York
TRB Newark Assemblage LLC	New Jersey
RBH-TRB Newark Assemblage LLC	Delaware
TRB Newark TRS LLC	New Jersey
TRB Fort Wayne Inn LLC	Indiana
BRT Repo LLC	New York
Gould Realty Advisors LLC	New York
HWH Uptown LLC	New York
BRT Torch Member LLC	Delaware
BRT RLOC LLC	New York
TRB Palms East LLC	New York
TRB Plainfield LLC	New York
TRB Altamonte LLC	New York
TRB Bayard Street LLC	New York
TRB Fort Worth Realty LLC	Texas